UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2022

Enveric Biosciences, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-38286	95-4484725
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Enveric Biosciences, Inc.

4851 Tamiami Trail N, Suite 200

Naples, FL 34103

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (239) 302-1707

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	ENVB	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

On February 11, 2022, Enveric Biosciences, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with A.G.P./Alliance Global Partners (the “Underwriter”). Pursuant to the Underwriting Agreement, the Company agreed to sell, in a firm commitment offering, 20,000,000 shares of the Company’s common stock, $0.01 par value per share, and accompanying warrants to purchase up to an aggregate of 20,000,000 shares of its common stock, as well as up to 3,000,000 additional shares of common stock and/or warrants to purchase an aggregate of up to 3,000,000 shares of its common stock that may be purchased by the Underwriter pursuant to a 45-day option granted to the Underwriter by the Company (the “Offering”). Each share of common stock is being sold together with a common warrant to purchase one share of common stock, at an exercise price of $0.55 per share. Such common warrants are immediately exercisable and will expire five years from the date of issuance. There is not expected to be any trading market for the common warrants issued in the Offering. The combined public offering price of each share of common stock and accompanying common warrant sold in the Offering was $0.50. On February 14, 2022, the Underwriter exercised its option to purchase warrants to purchase up to 3,000,000 additional shares of the Company’s common stock.

The net proceeds from the Offering, after deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company and excluding the net proceeds, if any, from the exercise of the common warrants, are approximately $9.2 million (including net proceeds received on account of the Underwriter’s purchase of additional warrants to purchase 3,000,000 shares of the Company’s common stock ). The Company intends to use the net proceeds from the Offering for working capital and to fund other general corporate purposes.

All securities offered and sold in the Offering (including the shares of common stock issuable from time to time upon exercise of the common warrants) will be issued pursuant to the Company’s shelf registration statement on Form S-3 (Registration Statement No. 333-257690) previously filed with the Securities and Exchange Commission (the “Commission”) and declared effective by the Commission on July 9, 2021. A preliminary prospectus supplement and prospectus supplement and the accompanying prospectus relating to the Offering have been filed with the Commission. The Offering, including the purchase of the additional warrants, is expected to close on or about February 15, 2022, subject to satisfaction of customary closing conditions.

The Underwriter acted as the sole book-running manager for the Offering. The Company paid the Underwriter an underwriting discount equal to 6.5% of the gross proceeds of the Offering, and has agreed to reimburse the Underwriter for accountable expenses of up to $75,000, including legal fees.

The Underwriting Agreement contains customary representations and warranties, agreements and obligations, conditions to closing and termination provisions. The Underwriting Agreement provides for indemnification by the Underwriter of the Company, its directors and certain of its executive officers, and by the Company of the Underwriter, for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, and affords certain rights of contribution with respect thereto. The legal opinion of Haynes and Boone, LLP relating to the legality of the issuance and sale of the shares of common stock (including the shares of common stock issuable from time to time upon exercise of the common warrants) is attached as Exhibit 5.1 to this Current Report on Form 8-K.

The description of terms and conditions of the Underwriting Agreement and the Form of Common Stock Purchase Warrant set forth herein do not purport to be complete and are qualified in their entirety by the full text of the Underwriting Agreement and the Form of Common Stock Purchase Warrant, which are attached hereto as Exhibits 1.1 and 4.1, respectively.

Item 8.01.	Other Events.

On February 10, 2022, the Company issued a press release announcing the proposed public offering of its securities. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated by reference herein.

On February 11, 2022, the Company issued a press release announcing the pricing of the public offering of its securities. A copy of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K and is hereby incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated February 11, 2022, by and between Enveric Biosciences, Inc. and A.G.P./Alliance Global Partners
4.1	Form of Common Stock Purchase Warrant
5.1	Legal Opinion of Haynes and Boone, LLP
23.1	Consent of Haynes and Boone, LLP (contained in Exhibit 5.1)
99.1	Press Release, issued February 10, 2022 (furnished pursuant to Item 8.01)
99.2	Press Release, issued February 11, 2022 (furnished pursuant to Item 8.01)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVERIC BIOSCIENCES, INC.

Date:	February 15, 2022	By:	/s/ Joseph Tucker
Joseph Tucker
Chief Executive Officer